UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2010

KL Energy Corporation
(Exact name of Registrant as specified in its charter)

Nevada	333-145183	39-2052941
(State or other	(Commission	(I.R.S. Employer
Jurisdiction	File Number)	Identification No.)
of incorporation)

306 E. St. Joseph Street, Suite 200, Rapid City, SD	57701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number:   (605) 718-0372

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 30, 2010, KL Energy Corporation (the “Company”) consummated a financing with several accredited investors pursuant to a Note and Warrant Purchase Agreement (the ”Purchase Agreement”).  Pursuant to the terms of the Purchase Agreement, the Company issued to the investors secured convertible promissory notes (the “Notes”), related stock purchase warrants (the “Warrants”), for an aggregate purchase price of $4,680,000 (excluding $1.8 million of existing promissory notes that were converted into these new Notes).  The Company’s obligations under the notes are secured by a Security Agreement (the “Security Agreement”).  The Purchase Agreement also provides each Investor with the right of first offer, within 10 days of being notified, to purchase its pro-rata share of capital stock which the Company proposes to issue in a subsequent equity financing.  The Purchase Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

Approximately $4.0 million of the gross proceeds from the financing came from existing investors.  Each Note carries an interest rate of 10.0% per annum and is payable with interest eight months after its issuance.  In the event the Company consummates, prior to the maturity date of the Notes, an equity financing pursuant to which it sells shares of its capital stock for an amount of not less than $15,000,000, and with the principal purpose of raising capital (a “Qualified Equity Financing”), then the investor may elect to convert all or part of the outstanding principal amount and the accrued but unpaid interest under such Note into shares of the capital stock at the same price and on the same terms as the other investors that participate in the Qualified Equity Financing.  In the event that a merger or sale of the Company’s assets (a “Liquidity Event”) occurs prior to the maturity date of the Notes, all or a portion of the outstanding principal amount and all accrued but unpaid interest under the Note will be convertible at the option of the investor into that number of shares of the Company’s capital stock as is determined by dividing such principal amount and accrued interest by 80% of the price per share of the Company’s capital stock determined as of the date of the Liquidity Event.  In lieu of the conversion of the Note, the investor may demand for payment of the principal and accrued but unpaid interest outstanding as of the date of the Liquidity Event.  The form of the Note is attached to this Current Report on Form 8-K as Exhibit 10.2 and is incorporated into this Item 1.01 by reference.

Pursuant to the terms of the Purchase Agreement, each investor was issued a Warrant that entitled the investor to purchase, within four years of each Note’s maturity date, shares of the Company’s capital stock that equals the quotient obtained by dividing (a) the warrant coverage amount (as described herein) by (b) either the price paid by investors of a Qualified Equity Financing or $1.10 per share if exercised in the absence of a Qualified Equity Financing. The warrant coverage amount is 140% of the number of shares convertible under the Note at the maturity date; provided, however, if the Note is converted either in whole or in part at any time during the term of the Note or upon the maturity date, then the 140% used in the calculation of the warrant coverage amount shall be increased to 170%.  The form of the Warrant is attached to this Current Report on Form 8-K as Exhibit 10.3 and is incorporated into this Item 1.01 by reference.

In order to induce each Investor to extend the credit evidenced by the Notes, the Company entered into the Security Agreement, which granted a security interest of first priority in all right, title and interests of Company in and to all of the Company’s property which has not already been covered by liens.  The Security Agreement is attached to this Current Report on Form 8-K as Exhibit 10.4 and is incorporated into this Item 1.01 by reference.

Item 9.01   Financial Statements and Exhibits.

(d)   Exhibits.

The following exhibits are filed as exhibits to this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Note and Warrant Purchase Agreement

10.2	Form of Secured Convertible Promissory Note

10.3	Form of Common Stock Purchase Warrant

10.4	Form of Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KL ENERGY CORPORATION

Date: December 17, 2010	By:	/s/ Peter Gross
Peter Gross
President and Chief Executive Officer